Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
marytconway@comcast.net

PLC SYSTEMS SECURES $4 MILLION IN FINANCING

Up to An Additional $2 Million Available in Subsequent Tranches

FRANKLIN, Mass., February 23, 2011 — PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative medical device technologies, today announced that it has completed a financing  with an institutional investor that provides PLC with up to $6 million  in secured convertible debt financing, of which $4 million has been provided at this initial closing.  These funds are intended to enable PLC to resume U.S. clinical trials for its RenalGuard® program.   PLC has issued  the investor 5% Senior Secured Convertible Notes that mature three years from date of issuance as well as Warrants offering 100% coverage that can be exercised within five years from issuance. In addition, under the terms of the agreement, PLC may secure additional secured convertible debt funding from the investor of up to $2 million in the aggregate in two separate $1 million tranches, based upon meeting certain operational milestones including sales and clinical trial objectives.

Mark R. Tauscher, president and chief executive officer of PLC Systems Inc., stated, “We have worked diligently to secure the funding needed to re-commence our U.S. clinical trial program for RenalGuard, and we are delighted that we have achieved this goal. This critical step truly ushers in a new day for PLC, one that is wholly focused on the opportunity of RenalGuard. We remain convinced that RenalGuard addresses a critical unmet need, a belief supported by the positive scientific data gathered from Italian investigator-sponsored trials. While we anticipate continuing our sales expansion in Europe with a portion of the proceeds from this financing, the majority of our energies and funds will be focused on quickly moving ahead with the U.S. clinical trial, since demonstrating efficacy in combating contrast-induced nephropathy (CIN) in this market is essential. To that end, we plan to move ahead aggressively with our U.S. clinical trial program and look forward to sharing news of our progress in the months ahead.”

Under the terms of the agreement, the Notes are convertible into PLC’s common stock, at market price levels based upon the tranche, and carry a 5% coupon paid quarterly. The Notes issued in this initial closing are convertible at a rate of $.10 per share.  The Notes are secured by all of PLC’s assets. The Warrants can be converted into PLC common stock as well, at a 50% premium to the conversion price of the Notes, which would also vary depending upon the tranche. The conversion price of the Notes and the exercise price of the Warrants are subject to anti-dilution and other adjustments.

This funding agreement follows PLC’s successful completion of the sale of its transmyocardial revascularization business in early February 2011 to Novadaq Technologies Inc. for $1 million in cash and the assumption by Novadaq of all TMR service related obligations.

RenalGuard, PLC’s proprietary product, is currently being marketed in the European Union and additional countries around the world.   Two independent investigator-sponsored clinical trials of RenalGuard’s safety and efficacy in reducing the rate of CIN in at-risk patients, compared with conventional alternatives, have been conducted in Italy with significant reductions in the rates of CIN being shown in the RenalGuard treatment groups.

Natixis Bleichroeder acted as financial advisor to PLC.

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Massachusetts, PLC today focuses on its newest product, RenalGuard, which is approved for sale in the European Union as a general fluid balancing device. Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn,  the current  clinical trials in Italy and the planned future U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if these clinical trials are completed, they may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2009, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq is a trademark of Novadaq Technologies, Inc.

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